Exhibit 99.1

NEWS RELEASE
	CONTACTS:	Wayne Whitener Chief Executive Officer TGC Industries, Inc. (972) 881-1099

Jack Lascar / Karen Roan
FOR IMMEDIATE RELEASE		Dennard • Lascar Associates
(713) 529-6600

TGC Industries Reports First Quarter 2013 Results

PLANO, TEXAS — APRIL 29, 2013 — TGC Industries, Inc. (NASDAQ: TGE) (“TGC”) today announced financial results for the first quarter of 2013.  Revenues for the first quarter were $63.2 million compared to $67.0 million in the record first quarter of 2012.  Net income for the first quarter was $6.4 million, or $0.29 per diluted share, compared to $12.4 million, or $0.57 per diluted share, in the first quarter of 2012.  Included in first quarter 2013 results is a reserve expense of approximately $1.3 million associated with site clean-up costs related to the ending of the Canadian winter season.  The Company did not record such an expense in the first quarter of 2012.

Wayne Whitener, TGC Industries’ President and Chief Executive Officer, said, “Our first quarter results were essentially in line with our forecast.  As previously disclosed, we had expected first quarter 2013 results to be below last year’s first quarter due to the reserve that we took in the first quarter of 2013 that was not taken in the first quarter of 2012; additional depreciation expense of approximately $1 million; land permitting delays, mainly in the Northeast; and difficult winter weather conditions in parts of the U.S. during the first two months of this year.

“We saw solid activity in Canada during the first quarter and operated six crews for the entire period as compared with seven crews last year.  We also had nine crews operating in the U.S. for a total of 15 crews operating in North America for the entire first quarter.  Due to the Canadian spring breakup, since the beginning of April we have shut down four crews in Canada, and we operated two crews through the middle of April.  We are experiencing a softening in the U., S. seismic market as our clients are re-evaluating reservoir plays and seismic funds are being diverted to drilling programs.  As a result, we have idled two crews but are keeping the key personnel to maintain flexibility to get crews back into the field as quickly as client demands warrant.

“We believe the softening is temporary, but may last into the third quarter.  However, we believe demand for our services will improve during the latter part of the year.  Our backlog at the end of the first quarter was approximately $40 million, consisting primarily of U.S. work.

“We ended the first quarter of 2013 with approximately $47.6 million in cash and receivables and generated approximately $5.3 million in cash from operations during the quarter.  We are well positioned from a competitive standpoint with the most advanced, state-of-the-art equipment available, including a substantial amount of wireless equipment.  Our balance sheet remains strong, and we continue to maintain the financial and operational flexibility to capitalize on new business opportunities as they occur,” concluded Mr. Whitener.

First quarter 2013 revenues were $63.2 million compared to $67.0 million in the record first quarter of 2012.  TGC operated nine crews in the U.S. and six crews in Canada for the entire first quarter.  This compares to eight crews operating in the U.S. and seven crews in Canada in the first quarter of 2012.

Gross profit margin in the first quarter of 2013 was 31.6% compared to 42.5% in the first quarter of 2012.  Cost of services in the quarter increased to $43.2 million from $38.5 million in the first quarter of 2012 primarily due to land permitting delays on site in the Northeast, along with adverse winter weather conditions during the first two months of 2013.  As a percentage of revenues, cost of services was 68.4% in this year’s first quarter compared to 57.5% in the first quarter of 2012.

Selling, general and administrative expenses (“SG&A”) were $2.4 million compared to $2.3 million in the first quarter of 2012.  SG&A as a percentage of revenues for the 2013 first quarter was 3.8% compared to 3.4% in the first quarter a year ago.  Depreciation and amortization expense in the first quarter increased to $6.7 million from $5.7 million in the first quarter of 2012, largely due to purchases of new wireless equipment made over the past year in response to client demand.  As a percentage of revenues, depreciation and amortization expense was 10.6% and 8.5% of revenues for the first quarters of 2013 and 2012, respectively.

Income from operations was $10.9 million in the first quarter of 2013 compared to $20.5 million in the first quarter a year ago  First quarter 2013 EBITDA* (earnings before net interest expense, taxes, depreciation, and amortization) was $17.6 million compared to $26.2 million in the first quarter of 2012.

*A reconciliation of EBITDA (a non-GAAP financial measure) to reported earnings can be found in the financial tables.

CONFERENCE CALL

TGC Industries has scheduled a conference call for Monday, April 29, 2013, at 9:30 a.m. Eastern Time / 8:30 a.m. Central Time.   To participate in the conference call, dial 480-629-9771 at least 10 minutes before the call begins and ask for the TGC Industries conference call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 14, 2013.  To access the replay, dial 303-590-3030 using a pass code of 4610522#.

Investors, analysts, and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.tgcseismic.com.  To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download, and install any necessary audio software.  For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.tgcseismic.com.

TGC Industries, Inc., based in Plano, Texas, is a leading provider of seismic data acquisition services with operations throughout the continental United States and Canada.  The Company has branch offices in Houston, Midland, Oklahoma City and Calgary.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on our current expectations and projections about future events. All statements other than statements of historical fact included in this press release regarding the Company are forward-looking statements. There can be no assurance that those expectations and projections will prove to be correct.  Important factors that could cause actual results to differ materially from such expectations and projections are disclosed in the Company’s Securities and Exchange Commission filings, and include, but are not limited to, the dependence upon energy industry spending for seismic services, the unpredictable nature of forecasting weather, the potential for contract delay or cancellation, and the potential for fluctuations in oil and gas prices.  We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

TGC Industries, Inc.

Consolidated Statement of Earnings

(Unaudited)

	Three Months Ended
	March 31,
	2013	2012

Revenue	$63,204,413	$67,045,408

Cost and expenses
Cost of services	43,232,641	38,548,049
Selling, general and administrative	2,380,541	2,300,002
Depreciation and amortization expense	6,686,369	5,722,599
	52,299,551	46,570,650

Income from operations	10,904,862	20,474,758

Interest expense	319,706	242,345

Income before income taxes	10,585,156	20,232,413

Income tax expense	4,233,684	7,848,153

NET INCOME	$6,351,472	$12,384,260

Earnings per common share:
Basic	$0.29	$0.58
Diluted	$0.29	$0.57

Weighted average number of common shares outstanding:
Basic	21,722,855	21,326,962
Diluted	22,186,333	21,789,222

All per share amounts have been adjusted for the 5% stock dividend to be paid May 14, 2013 to shareholders of record as of April 30, 2013.

The statement of operations reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of the interim periods.  The results of the interim periods are not necessarily indicative of results to be expected for the entire year.

TGC Industries, Inc.

Condensed Consolidated Balance Sheet

	March 31,	December 31,
	2013	2012
	(Unaudited)
Cash and cash equivalents	$9,999,433	$8,614,244
Receivables (net)	37,649,154	35,640,758
Prepaid expenses and other	9,629,266	8,088,722
Current assets	57,277,853	52,343,724
Other assets (net)	298,309	298,347
Property and equipment (net)	82,383,135	89,385,767
Total assets	$139,959,297	$142,027,838

Current liabilities	$35,933,808	$40,127,631
Long-term obligations	13,938,081	16,297,535
Long-term deferred tax liability	6,686,271	7,617,111
Shareholders’ equity	83,401,137	77,985,561
Total liabilities & equity	$139,959,297	$142,027,838

TGC Industries, Inc.

Reconciliation of EBITDA to Net Income

(Unaudited)

	Three Months Ended
	March 31,
	2013	2012

Net income	$6,351,472	$12,384,260
Depreciation expense	6,686,369	5,722,599
Interest expense	319,706	242,345
Income tax expense	4,233,684	7,848,153

EBITDA	$17,591,231	$26,197,357

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